Exhibit 10.10

FOURTH AMENDMENT TO SUBLEASE

THIS FOURTH AMENDMENT TO SUBLEASE (“Amendment”) is made as of the 19th day of December, 2012 (the “Effective Date”), by and between INFINITY DISCOVERY, INC., a Delaware corporation (“Sublandlord”), and HYDRA BIOSCIENCES, INC., a Delaware corporation (“Subtenant”).

WITNESSETH:

WHEREAS, Sublandlord and Subtenant are parties to that certain Sublease dated August 24, 2004 (the “Original Sublease”), as amended by that certain First Amendment to Sublease dated as of October 17, 2005, as further amended by that certain Second Amendment to Sublease dated as of January 9, 2006, as affected by those certain letter agreements dated as of April 19, 2007, February 12, 2008 and March 13, 2009, as amended by that certain Third Amendment to Sublease dated as of April     , 2009, and as affected by a letter agreement dated April 7, 2010 (as amended and affected, the “Sublease”) pursuant to which Subtenant subleases from Sublandlord certain premises containing approximately 13,159 rentable square feet of space (the “Subleased Premises”) located on the third (3rd) floor of the building located at 790 Memorial Drive, Cambridge, Massachusetts, all as more particularly described in the Sublease; and

WHEREAS, Sublandlord has extended the term of the Prime Lease to January 16, 2016;

WHEREAS, the term of the Sublease is scheduled to expire on December 31, 2012 and Sublandlord and Subtenant have agreed to extend the term until April 30, 2013, subject to the condition precedent of Sublandlord’s obtaining Prime Landlord’s written consent hereto.

NOW THEREFORE, for good and valuable consideration, and in consideration of the covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Defined Terms. Capitalized terms not defined herein shall have the meanings ascribed to them in the Sublease.

2. Extension of Term. The Expiration Date of the Sublease is hereby extended until April 30, 2013. The period between January 1, 2013 and April 30, 2013, inclusive, is referred to as the “Additional Extension Period”. The Additional Extension Period is deemed to be part of the Sublease Term for all purposes under the Sublease.

3. Rent; Additional Rent. During the Additional Extension Period, annual base rent shall be paid at the rate of $50.35 per rentable square foot ($662,555.65 annually and $55,212.97 monthly), shall otherwise be payable in accordance with the terms of the Sublease, and Subtenant shall continue to pay its proportionate share of any and all additional rent payable by Sublandlord under the Prime Lease, as set forth in Section 5 and 6 of the Sublease, respectively (as previously amended). During the Additional Extension Period, all terms and conditions of the Sublease shall continue to apply to Subtenant except that the provisions of Sections 2 of the Sublease are hereby terminated and are of no further force and effect as of the date hereof.

4. Prime Lease. The term “Prime Lease” is hereby amended to mean the Prime Lease as described in Recital A of the Original Sublease, as such lease was amended by a Fifth Amendment to Lease dated as of July 8, 2011, a Sixth Amendment to Lease dated as of June 1, 2012, and as the Prime Lease may hereafter be amended.

5. Brokerage Representations. Sublandlord and Subtenant each represent that said party has not been represented by, retained or employed any broker in connection with this Amendment. Each party hereby agrees to defend, indemnify and hold harmless the other party from and against any loss, cost or expense (including reasonable attorneys fees) incurred as a result of its breach of the foregoing representation.

6. Authority. Each of Subtenant and Sublandlord represents and warrants to the other that: it (i) is duly organized, validly existing and in good standing under the laws of its state of organization or creation, (ii) has the power and authority to carry on businesses now being conducted and is qualified to do business in every jurisdiction where such qualification is necessary, and (iii) has the power to execute and deliver and perform its obligations under this Amendment. Sublandlord further represents and warrants to Subtenant that, upon obtaining Prime Landlord’s written consent to this Amendment, the execution, delivery and performance by it of its obligations under this Amendment will be duly authorized by all requisite corporate or other action and will not violate any provision of law, any order of any court or other agency of government, its operating agreement or other governing documents or any indenture, agreement or other instrument to which it is a party or by which it is bound. Subtenant further represents and warrants to Sublandlord that the execution, delivery and performance by it of its obligations under this Amendment has been duly authorized by all requisite corporate or other action and will not violate any provision of law, any order of any court or other agency of government, its operating agreement or other governing documents or any indenture, agreement or other instrument to which it is a party or by which it is bound.

7. Ratification. Except as herein amended, the Sublease shall remain in full force and effect in accordance with its terms.

8. Counterparts. This Amendment may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto set their hands and seals as of the day and year first written above.

SUBLANDLORD:

INFINITY DISCOVERY, INC.

By:	/s/ Adelene Q. Perkins
	Name:	Adelene Q. Perkins
	Title:	Chief Executive Officer

SUBTENANT:

HYDRA BIOSCIENCES, INC.

By:	/s/ Thomas J. Burke
	Name:	Thomas J. Burke
	Title:	Vice President, Finance

CONSENT TO FOURTH AMENDMENT TO SUBLEASE

This Consent to Fourth Amendment to Sublease (this “Consent to Fourth Amendment”) is made as of December 28, 2012, by ARE-770/784/790 MEMORIAL DRIVE, LLC, a Delaware limited liability company, having an address of 385 East Colorado Boulevard, Suite 299, Pasadena, California 91101 (“Landlord”), INFINITY DISCOVERY, INC., a Delaware corporation, having an address of 780 Memorial Drive, Cambridge, Massachusetts (“Tenant”), and HYDRA BIOSCIENCES, INC., a Delaware corporation, having an address at 790 Memorial Drive, Cambridge, Massachusetts (“Sublessee”) with reference to the following Recitals.

R E C I T A L S

A. Landlord and Tenant entered into that certain Lease Agreement, dated July 2, 2002, as amended by a First Amendment to Lease dated March 25, 2003, a Second Amendment to Lease dated April 30, 2003, a Third Amendment to Lease dated October 30, 2003, a Fourth Amendment to Lease dated December 15, 2003, and a Letter Agreement dated October 13, 2004, a Fifth Amendment to Lease dated as of July 8, 2011, and a Sixth Amendment to Lease dated as of June 1, 2012 (as so amended, the “Lease”), wherein Landlord leased to Tenant certain premises (the “Premises”), commonly known as and located at 770 and 790 Memorial Drive, Cambridge, Massachusetts, and more particularly described in the Lease.

B. Tenant leased to Sublessee approximately 16,167 rentable square feet of the Premises more particularly described in and pursuant to the provisions of that certain Sublease Agreement dated August 24, 2004, as amended by that certain First Amendment to Sublease dated October 17, 2005, that certain Second Amendment to Sublease dated January 9, 2006, and that certain Third Amendment to Sublease dated as of April 17, 2009 (as so amended, the “Original Sublease”). Landlord consented to the Original Sublease pursuant to that certain Consent to Sublease dated as of December 1, 2004, that certain Consent to Amendment to Sublease dated as of October 31, 2005, that certain Consent to Amendment to Sublease dated January 26, 2006, and that certain Consent to Third Amendment to Sublease dated May 5, 2009 (collectively, the “Original Consent”). The Original Consent, as amended by this Consent to Fourth Amendment, is hereinafter referred to as the “Consent”.

C. Tenant and Sublessee desire to amend the Original Sublease to extend the term thereunder and make certain other changes thereto, as more particularly described in and pursuant to the provisions of that certain Fourth Amendment to Sublease, dated as of December 19, 2012 (the “Fourth Amendment to Sublease”), a copy of which is attached hereto as Exhibit A. The Original Sublease, as amended by the Fourth Amendment to Sublease, is hereinafter referred to as the “Sublease”.

D. Tenant desires to obtain Landlord’s consent to the Fourth Amendment to Sublease.

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby consents to the amendment of the Original Sublease, as more particularly described in and pursuant to the provisions of the Fourth Amendment to Sublease, such consent being subject to and upon the following terms and conditions to which Tenant and Sublessee hereby agree:

1.	All initially capitalized terms not otherwise defined in this Consent shall have the meanings set forth in the Lease unless the context clearly indicates otherwise.

2.	This Consent to Fourth Amendment shall not be effective and the Fourth Amendment to Sublease shall not be valid unless and until Landlord shall have received: (a) a fully executed copy of the Fourth Amendment to Sublease, and (b) a fully executed counterpart of this Consent to Fourth Amendment. Tenant and Sublessee each represent and warrant to Landlord that the copy of the Fourth Amendment to Sublease attached hereto as Exhibit A is true, correct and complete in all material respects.

3.	Landlord neither approves nor disapproves the terms, conditions and agreements contained in the Fourth Amendment to Sublease, all of which shall be subordinate and at all times subject to: (a) all of the covenants, agreements, terms, provisions and conditions contained in the Lease, (b) superior ground leases, mortgages, deeds of trust, or any other hypothecation or security now existing or hereafter placed upon the real property of which the Premises are a part and to any and all advances secured thereby and to all renewals, modifications, consolidations, replacements and extensions thereof, and (c) all matters of record affecting the Premises and all laws, ordinances and regulations now or hereafter affecting the Premises.

4.	Nothing contained herein or in the Fourth Amendment to Sublease shall be construed to:

a.	modify, waive, impair, or affect any of the terms, covenants or conditions contained in the Lease (including Tenant’s obligation to obtain any required consents for any other or future sublettings), or to waive any breach thereof, or any rights or remedies of Landlord under the Lease against any person, firm, association or corporation liable for the performance thereof, or to enlarge or increase Landlord’s obligations or liabilities under the Lease (including, without limitation, any liability to Sublessee for any portion of the security deposit held by Tenant under the Sublease), and all terms, covenants and conditions of the Lease are hereby declared by each of Landlord and Tenant to be in full force and effect; or

b.	require Landlord to accept any payments from Sublessee on behalf of Tenant, except as expressly provided for in the Consent.

Tenant shall remain liable and responsible for the due keeping, performance and observance of all the terms, covenants and conditions set forth in the Lease on the part of the Tenant to be kept, performed and observed and for the payment of the annual rent, additional rent and all other sums now and hereafter becoming payable thereunder for all of the Premises, including, without limitation, the Subleased Premises.

5.	Notwithstanding anything in the Sublease to the contrary:

a.	Tenant and Sublessee agree to each of the terms and conditions of the Consent, and upon any conflict between the terms of the Sublease and the Consent, the terms of the Consent shall control.

b.	Notwithstanding anything in the Lease, Tenant agrees to reimburse all of Landlord’s costs and expenses in connection with this Consent to Fourth Amendment in an amount not to exceed Fifteen Hundred Dollars ($1,500.00).

6.	Tenant and Sublessee agree that the Sublease will not be further modified or amended in any way without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Tenant and Sublessee hereby agree that it shall be reasonable for Landlord to withhold its consent to any modification or amendment of the Sublease which would change the permitted use of the Subleased Premises or which would affect Landlord’s status as a real estate investment trust. Any further modification or amendment of the Sublease without Landlord’s prior written consent shall be void and of no force or effect. Except as herein amended, the Original Consent shall remain in full force and effect in accordance with its terms.

7.	The Consent may not be changed orally, but only by an agreement in writing signed by Landlord and the party against whom enforcement of any change is sought.

8.	This Consent To Fourth Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute but one and the same instrument.

9.	The Consent and the legal relations between the parties hereto shall be governed by and construed and enforced in accordance with the internal laws of the State in which the Premises are located, without regard to its principles of conflicts of law.

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IN WITNESS WHEREOF, Landlord, Tenant and Sublessee have caused their duly authorized representatives to execute this Consent to Fourth Amendment as of the date first above written.

LANDLORD:	ARE-770/784/790 MEMORIAL DRIVE, LLC, a Delaware limited liability company

	By:	Alexandria Real Estate Equities, L.P., a Delaware limited partnership, managing member

		By:	ARE-QRS Corp., a Maryland corporation, general partner

			By:	/s/ Jennifer Pappas
			Name:	Jennifer Pappas
			Title:	SVP-General Counsel

TENANT:	INFINITY DISCOVERY, INC., a Delaware corporation

	By:	/s/ Lawrence E. Bloch, M.D., J.D.
	Name:	/s/ Lawrence E. Bloch, M.D., J.D.
	Title:	EVP, CFO and CBO

SUBLESSEE:	HYDRA BIOSCIENCES, INC., a Delaware corporation

	By:	/s/ Thomas J. Burke
	Name:	Thomas J. Burke
	Title:	Vice President, Finance

EXHIBIT A

COPY OF AMENDMENT TO SUBLEASE

SEE ATTACHED